CUSTODIAN AGREEMENT
                           Pilgrim Global Income Fund

     THIS AGREEMENT, dated as of July 26, 2000 between Pilgrim Global Income Fund, an open-end management investment company organized under the laws of the state of Massachusetts and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act") ( "the TRUST"), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&CO. or the CUSTODIAN),

                              W I T N E S S E T H:

     WHEREAS, the Trust wishes to employ BBH&Co. to act as custodian for the Trust and to provide related services, all as provided herein, and BBH&Co. is willing to accept such employment, subject to the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Trust and BBH&Co. hereby agree, as follows:

1. APPOINTMENT OF CUSTODIAN. The Trust hereby appoints BBH&Co. as the Trust's custodian, and BBH&Co. hereby accepts such appointment. All Investments of the Trust delivered to the Custodian or its agents or Subcustodians shall be dealt with as provided in this Agreement. The duties of the Custodian with respect to the Trust's Investments shall be only as set forth expressly in this Agreement which duties are generally comprised of safekeeping and various administrative duties that will be performed in accordance with Instructions and as reasonably required to effect Instructions.
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2.  REPRESENTATIONS,  WARRANTIES  AND  COVENANTS OF THE TRUST.  The Trust hereby represents, warrants and covenants each of the following:

         2.1 This Agreement has been, and at the time of delivery of each Instruction such Instruction will have been, duly authorized, executed and delivered by the Trust. This Agreement does not violate any Applicable Law or conflict with or constitute a default under the Trust's prospectus or other organic document, agreement, judgment, order or decree to which the Trust is a party or by which it or its Investments is bound.

         2.2 By providing an Instruction with respect to the first acquisition of an Investment in a jurisdiction other than the United States of America, the Trust shall be deemed to have confirmed to the Custodian that the Trust has (a) assessed and accepted all material Country or Sovereign Risks and accepted responsibility for their occurrence, (b) made all determinations required to be made by the Trust under the 1940 Act, and (iii) appropriately and adequately disclosed to its shareholders, all material investment risks, including those relating to the custody and settlement infrastructure or the servicing of securities in such jurisdictions.

         2.3 The Trust shall safeguard and shall solely be responsible for the safekeeping of any testkeys, identification codes, passwords, other security devices or statements of account with which the Custodian provides it. In furtherance and not limitation of the foregoing, in the event the Trust utilizes any on-line service offered by the Custodian, the Trust and the Custodian shall be fully responsible for the security of its respective connecting terminal, access thereto and the proper and authorized use thereof and the initiation and application of continuing effective safeguards in respect thereof.

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3. REPRESENTATION AND WARRANTY OF BBH&CO. BBH&Co. hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by BBH&Co. and does not and will not violate any Applicable Law or conflict with or constitute a default under BBH&Co.'s limited partnership agreement or any agreement, instrument, judgment, order or decree to which BBH&Co. is a party or by which it is bound. BBH&Co. hereby further warrants to the Trust that as of the date of this Agreement it is maintaining a sufficient bankers blanket bond and hereby agrees to notify the Trust in the event its bankers blanket bond is canceled or otherwise lapses.

4. INSTRUCTIONS. Unless otherwise explicitly indicated herein, the Custodian shall perform its duties pursuant to Instructions. As used herein, the term INSTRUCTION shall mean a directive initiated by the Trust, acting directly or through its board of directors, officers or other Authorized Persons, which directive shall conform to the requirements of this Section 4.

         4.1 AUTHORIZED PERSONS. For purposes hereof, an AUTHORIZED PERSON shall be a person or entity authorized to give Instructions for or on behalf of the Trust by written notices to the Custodian or otherwise in accordance with procedures delivered to and acknowledged by the Custodian, including without limitation the Trust's Investment Adviser or Foreign Custody Manager. The Custodian may treat any Authorized Person as having full authority of the Trust to issue Instructions hereunder unless the notice of authorization contains explicit limitations as to said authority. The Custodian shall be entitled to rely upon the authority of Authorized Persons until it receives appropriate written notice from the Trust to the contrary.

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         4.2 FORM OF INSTRUCTION.  Each Instruction shall be transmitted by such secured or authenticated electro-mechanical means as the Custodian shall make available to the Trust from time to time unless the Trust shall elect to transmit such Instruction in accordance with Subsections 4.2.1 through 4.2.3 of this Section.

               4.2.1 FUND DESIGNATED SECURED-TRANSMISSION METHOD. Instructions may be transmitted through a secured or tested electro-mechanical means identified by the Trust or by an Authorized Person entitled to give Instruction and acknowledged and accepted by the Custodian; it being understood that such acknowledgment shall authorize the Custodian to receive and process instructions received by such means of delivery but shall not represent a judgment by the Custodian as to the reasonableness or security of the method determined by the Authorized Person.

               4.2.2 WRITTEN INSTRUCTIONS. Instructions may be transmitted in a writing that bears the manual signature of Authorized Persons.

               4.2.3 OTHER FORMS OF INSTRUCTION. Instructions may also be transmitted by another means determined by the Trust or Authorized Persons and acknowledged and accepted by the Custodian (subject to the same limits as to acknowledgements as is contained in Subsection 4.2.1, above) including Instructions given orally or by SWIFT, telex or telefax (whether tested or untested).

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When an Instruction is given by means  established under this Subsection 4.2, it shall be the responsibility of the Custodian to use reasonable care to adhere to any security or other procedures established in writing between the Custodian and the Authorized Person with respect to such means of Instruction. When an Instruction is given by means established under Subsections 4.2.1 through 4.2.3, it shall be the responsibility of such Authorized Person for determining that the particular means chosen is reasonable under the circumstances. Oral Instructions shall be binding upon the Custodian only if and when the Custodian takes action with respect thereto. With respect to telefax instructions, the parties agree and acknowledge that receipt of legible Instructions cannot be assured, that the Custodian cannot verify that authorized signatures on telefax Instructions are original or properly affixed, and that the Custodian shall not be liable for losses or expenses incurred through actions taken in reliance on
inaccurately  stated,  illegible  or  unauthorized  telefax  Instructions.   The
provisions of Section 4A of the Uniform Commercial Code shall apply to funds transfers performed in accordance with Instructions. In the event that a Fund's Transfer Services Agreement is executed between the Trust or an Authorized Person and the Custodian, such an agreement shall comprise a designation of form of a means of delivering Instructions for purposes of this Section 4.2.

         4.3 COMPLETENESS AND CONTENTS OF INSTRUCTIONS. The Authorized Person shall be responsible for assuring the adequacy and accuracy of Instructions. Particularly, upon any acquisition or disposition or other dealing in the Trust's Investments and upon any delivery and transfer of any Investment or moneys, the person initiating such Instruction shall give the Custodian an Instruction with appropriate detail, including, without limitation:

               4.3.1  The  transaction   date  and  the  date  and  location  of
          settlement;

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               4.3.2 The specification of the type of transaction;

               4.3.4 A description of the Investments or moneys in question, including, as appropriate, quantity, price per unit, amount of money to be received or delivered and currency information. Where an Instruction is communicated by electronic means, or otherwise where an Instruction contains an identifying number such as a CUSIP, SEDOL or ISIN number, the Custodian shall be entitled to rely on such number as controlling notwithstanding any inconsistency contained in such Instruction, particularly with respect to Investment description;

               4.3.5 The name of the broker or similar entity concerned with execution of the transaction.

         If the Custodian shall determine that an Instruction is either unclear or incomplete, the Custodian may give prompt notice of such determination to the Trust, and the Trust shall thereupon amend or otherwise reform such Instruction. In such event, the Custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction.

         4.4 TIMELINESS OF INSTRUCTIONS. In giving an Instruction, the Trust shall take into consideration delays which may occur due to the involvement of a Subcustodian or agent, differences in time zones, and other factors particular to a given market, exchange or issuer. When the Custodian has established specific timing requirements or deadlines with respect to particular classes of Instruction, or when an Instruction is received by the Custodian at such a time that it could not reasonably be expected to have acted on such Instruction due to time zone differences or other factors beyond its reasonable control, the execution of any Instruction received by the Custodian after such deadline or at such time (including any modification or revocation of a previous Instruction) shall be at the risk of the Trust.

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5. SAFEKEEPING OF FUND ASSETS. The Custodian shall hold Investments delivered to it or Subcustodians for the Trust in accordance with the provisions of this Section. The Custodian shall not be responsible for (a) the safekeeping of Investments not delivered or that are not caused to be issued to it or its Subcustodians; or (b) pre-existing faults or defects in Investments that are delivered to the Custodian, or its Subcustodians. The Custodian is hereby authorized to hold with itself or a Subcustodian, and to record in one or more accounts, all Investments delivered to and accepted by the Custodian, any Subcustodian or their respective agents pursuant to an Instruction or in consequence of any corporate action. The Custodian shall hold Investments for the account of the Trust and shall segregate Investments from assets belonging to the Custodian and shall cause its Subcustodians to segregate Investments from assets belonging to the Subcustodian in an account held for the Trust or in an account maintained by the Subcustodian generally for non-proprietary assets of the Custodian.

     5.1 USE OF SECURITIES DEPOSITORIES. The Custodian may deposit and maintain Investments in any Securities Depository, either directly or through one or more Subcustodians appointed by the Custodian. Investments held in a Securities Depository shall be held (a) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Securities Depository and the Custodian or the Subcustodian, as the case may be, and (b) in an account for the Trust or in bulk segregation in an account maintained for the non-proprietary assets of the entity holding such Investments in the Depository. If market practice or the rules and regulations of the Securities Depository prevent the Custodian, the Subcustodian or (any agent of either) from holding its client assets in such a separate account, the Custodian, the Subcustodian or other agent shall as appropriate segregate such Investments for benefit of the Trust or for benefit of clients of the Custodian generally on its own books.

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     5.2 CERTIFICATED ASSETS.  Investments which are certificated may be held in registered or bearer form: (a) in the Custodian's vault; (b) in the vault of a Subcustodian or agent of the Custodian or a Subcustodian; or (c) in an account maintained by the Custodian, Subcustodian or agent at a Securities Depository; all in accordance with customary market practice in the jurisdiction in which any Investments are held.

     5.3 REGISTERED ASSETS. Investments which are registered may be registered in the name of the Custodian, a Subcustodian, or in the name of the Trust or a nominee for any of the foregoing, and may be held in any manner set forth in paragraph 5.2 above with or without any identification of fiduciary capacity in such registration.

     5.4 BOOK ENTRY ASSETS. Investments which are represented by book-entry may be so held in an account maintained by the Book-Entry Agent on behalf of the Custodian, a Subcustodian or another agent of the Custodian, or a Securities Depository.

     5.5 REPLACEMENT OF LOST INVESTMENTS. In the event of a loss of Investments for which the Custodian is responsible under the terms of this Agreement, the Custodian shall replace such Investment, or in the event that such replacement cannot be effected, the Custodian shall pay to the Trust the fair market value of such Investment based on the last available price as of the close of business in the relevant market on the date that a claim was first made to the Custodian with respect to such loss, or, if less, such other amount as shall be agreed by the parties as the date for settlement.

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6.  ADMINISTRATIVE  DUTIES OF THE  CUSTODIAN.  The  Custodian  shall perform the following administrative duties with respect to Investments of the Trust.

     6.1 PURCHASE OF INVESTMENTS. Pursuant to Instruction, Investments purchased for the account of the Trust shall be paid for (a) against delivery thereof to the Custodian or a Subcustodian, as the case may be, either directly or through a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (b) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

     6.2 SALE OF INVESTMENTS. Pursuant to Instruction, Investments sold for the account of the Trust shall be delivered (a) against payment therefor in cash, by check or by bank wire transfer, (b) by credit to the account of the Custodian or the applicable Subcustodian, as the case may be, with a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (c) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

     6.3 DELIVERY IN CONNECTION WITH BORROWINGS OF THE TRUST OR OTHER COLLATERAL AND MARGIN REQUIREMENTS. Pursuant to Instruction, the Custodian may deliver Investments or cash of the Trust in connection with borrowings and other collateral and margin requirements.

     6.4 FUTURES AND OPTIONS. If, pursuant to an Instruction, the Custodian shall become a party to an agreement with the Trust and a futures commission merchant regarding margin (TRI-PARTY AGREEMENT), the Custodian shall (a) receive

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and retain, to the extent the same are provided to the Custodian,  confirmations
or  other   documents   evidencing   the  purchase  or  sale  by  the  Trust  of
exchange-traded futures contracts and commodity options, (b) when required by such Tri-Party Agreement, deposit and maintain in an account opened pursuant to such Agreement (MARGIN ACCOUNT), segregated either physically or by book-entry in a Securities Depository for the benefit of any futures commission merchant, such Investments as the Trust shall have designated as initial, maintenance or variation "margin" deposits or other collateral intended to secure the Trust's performance of its obligations under the terms of any exchange-traded futures contracts and commodity options; and (c) thereafter pay, release or transfer Investments into or out of the margin account in accordance with the provisions of the such Agreement. Alternatively, the Custodian may deliver Investments, in accordance with an Instruction, to a futures commission merchant for purposes of margin requirements in accordance with Rule 17f-6 under the 1940 Act. The Custodian shall in no event be responsible for the acts and omissions of any futures commission merchant to whom Investments are delivered pursuant to this Section; for the sufficiency of Investments held in any Margin Account; or, for the performance of any terms of any exchange-traded futures contracts and commodity options.

     6.5 CONTRACTUAL OBLIGATIONS AND SIMILAR INVESTMENTS. From time to time, the Trust's Investments may include Investments that are not ownership interests as may be represented by certificate (whether registered or bearer), by entry in a Securities Depository or by book entry agent, registrar or similar agent for recording ownership interests in the relevant Investment. If the Trust shall at any time acquire such Investments, including without limitation deposit obligations, loan participations, repurchase agreements and derivative

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arrangements, the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the arrangement; and (b) perform on the Trust's account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Instruction. The Custodian shall have no responsibility for agreements running to the Trust as to which it is not a party other than to retain, to the extent the same are provided to the Custodian, documents or copies of documents evidencing the arrangement and, in accordance with Instruction, to include such arrangements in reports made to the Trust.

     6.6 EXCHANGE OF SECURITIES. Unless otherwise directed by Instruction, the Custodian shall: (a) exchange securities held for the account of the Trust for other securities in connection with any reorganization, recapitalization, conversion, split-up, change of par value of shares or similar event, and (b) deposit any such securities in accordance with the terms of any reorganization or protective plan.

     6.7 SURRENDER OF SECURITIES. Unless otherwise directed by Instruction, the Custodian may surrender securities: (a) in temporary form for definitive securities; (b) for transfer into the name of an entity allowable under Section 5.3; and (c) for a different number of certificates or instruments representing the same number of shares or the same principal amount of indebtedness.

     6.8 RIGHTS, WARRANTS, ETC. Pursuant to Instruction, the Custodian shall (a) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to any agent of such issuer or trustee, for purposes of exercising such rights or selling such securities, and (b) deposit securities in response to any invitation for the tender thereof.

     6.9 MANDATORY CORPORATE ACTIONS. Unless otherwise directed by Instruction, the Custodian shall: (a) comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions or similar rights of securities ownership

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affecting  securities  held on the Trust's account and promptly notify the Trust of such action, and (b) collect all stock dividends, rights and other items of like nature with respect to such securities.

     6.10 INCOME COLLECTION. Unless otherwise directed by Instruction, the Custodian shall collect any amount due and payable to the Trust with respect to Investments and promptly credit the amount collected to a Principal or Agency Account; provided, however, that the Custodian shall not be responsible for: (a) the collection of amounts due and payable with respect to Investments that are in default, or (b) the collection of cash or share entitlements with respect to Investments that are not registered in the name of the Custodian or its Subcustodians. The Custodian is hereby authorized to endorse and deliver any instrument required to be so endorsed and delivered to effect collection of any amount due and payable to the Trust with respect to Investments.

     6.11 OWNERSHIP CERTIFICATES AND DISCLOSURE OF THE TRUST'S INTEREST. The Custodian is hereby authorized to execute on behalf of the Trust ownership certificates, affidavits or other disclosure required under Applicable Law or established market practice in connection with the receipt of income, capital gains or other payments by the Trust with respect to Investments, or in connection with the sale, purchase or ownership of Investments.

     6.12 PROXY MATERIALS. The Custodian shall deliver, or cause to be delivered, to the Trust proxy forms, notices of meeting, and any other notices or announcements materially affecting or relating to Investments received by the Custodian or any nominee.

     6.13. TAXES. The Custodian shall, where applicable, assist the Trust in the reclamation of taxes withheld on dividends and interest payments received by the Trust. In the performance of its duties with respect to tax withholding and reclamation, the Custodian shall be entitled to rely on the advice of counsel and upon information and advice regarding the Trust's tax status that is received from or on behalf of the Trust without duty of separate inquiry.

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     6.14 OTHER  DEALINGS.  The  Custodian  shall  otherwise  act as directed by
Instruction, including without limitation effecting the free payments of moneys or the free delivery of securities, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall record the party to whom such payment or delivery is made.

     The Custodian shall attend to all nondiscretionary details in connection with the sale or purchase or other administration of Investments, except as otherwise directed by an Instruction, and may make payments to itself or others for minor expenses of administering Investments under this Agreement; provided that the Trust shall have the right to request an accounting with respect to such expenses.

     In fulfilling the duties set forth in Sections 6.6 through 6.10 above, the Custodian shall provide to the Trust all material information pertaining to a corporate action which the Custodian actually receives; provided that the Custodian shall not be responsible for the completeness or accuracy of such information. Any advance credit of cash or shares expected to be received as a result of any corporate action shall be subject to actual collection and may, when the Custodian deems collection unlikely, be reversed by the Custodian.

     The Custodian may at any time or times in its discretion appoint (and may at any time remove) agents (other than Subcustodians) to carry out some or all of the administrative provisions of this Agreement (AGENTS), provided, however, that the appointment of such agent shall not relieve the Custodian of its administrative obligations under this Agreement.

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7.  CASH  ACCOUNTS,  DEPOSITS  AND  MONEY  MOVEMENTS.  Subject  to the terms and conditions set forth in this Section 7, the Trust hereby authorizes the Custodian to open and maintain, with itself or with Subcustodians, cash accounts in United States Dollars, in such other currencies as are the currencies of the countries in which the Trust maintains Investments or in such other currencies as the Trust shall from time to time request by Instruction.

     7.1 TYPES OF CASH ACCOUNTS. Cash accounts opened on the books of the Custodian (PRINCIPAL ACCOUNTS) shall be opened in the name of the Trust. Such accounts collectively shall be a deposit obligation of the Custodian and shall be subject to the terms of this Section 7 and the general liability provisions contained in Section 9. Cash accounts opened on the books of a Subcustodian may be opened in the name of the Trust or the Custodian or in the name of the Custodian for its customers generally (AGENCY ACCOUNTS). Such deposits shall be obligations of the Subcustodian and shall be treated as an Investment of the Trust. Accordingly, the Custodian shall be responsible for exercising reasonable care in the administration of such accounts but shall not otherwise be liable for their repayment in the event such Subcustodian, by reason of its bankruptcy, insolvency or otherwise, fails to make repayment.

     7.2 PAYMENTS AND CREDITS WITH RESPECT TO THE CASH ACCOUNTS. The Custodian shall make payments from or deposits to any of said accounts in the course of carrying out its administrative duties, including but not limited to income collection with respect to the Fund's Investments, and otherwise in accordance with Instructions. The Custodian and its Subcustodians shall be required to credit amounts to the cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit. Any credit made to any Principal or Agency Account before actual receipt of cleared funds shall be provisional and may be reversed by the Custodian in the event such payment is not actually collected. Unless otherwise specifically agreed in writing by the Custodian or any Subcustodian, all deposits shall be payable only at the branch of the Custodian or Subcustodian where the deposit is made or carried.

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     7.3  CURRENCY  AND  RELATED  RISKS.  The Trust  bears  risks of  holding or transacting in any currency. The Custodian shall not be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility or availability of any currency in the country
(a) in which such Principal or Agency Accounts are maintained or (b) in which such currency is issued, and in no event shall the Custodian be obligated to make payment of a deposit denominated in a currency during the period during which its transferability, convertibility or availability has been affected by any such law, regulation or event. Without limiting the generality of the foregoing, neither the Custodian nor any Subcustodian shall be required to repay any deposit made at a foreign branch of either the Custodian or Subcustodian if such branch cannot repay the deposit due to a cause for which the Custodian would not be responsible in accordance with the terms of Section 9 of this Agreement unless the Custodian or such Subcustodian expressly agrees in writing to repay the deposit under such circumstances. All currency transactions in any account opened pursuant to this Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by the Trust shall be for the account of the Trust.

     7.4 FOREIGN EXCHANGE TRANSACTIONS. The Custodian shall, subject to the terms of this Section, settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalf and for the account of the Trust with such currency brokers or banking institutions, including Subcustodians, as the Trust may direct pursuant to Instructions. The Custodian may act as principal in any foreign exchange transaction with the Trust in accordance with Section 7.4.2 of this Agreement. The obligations of the Custodian in respect of all foreign exchange transactions (whether or not the Custodian shall act as principal in such transaction) shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.

          7.4.1 THIRD PARTY FOREIGN EXCHANGE TRANSACTIONS. The Custodian shall process foreign exchange transactions (including without limitation contracts, futures, options, and options on futures), where any third party acts as principal counterparty to the Trust on the same basis it performs duties as agent for the Trust with respect to any other of the Trust's Investments. Accordingly the Custodian shall only be responsible for delivering or receiving currency on behalf of the Trust in respect of such contracts pursuant to Instructions. The Custodian shall not be responsible for the failure of any counterparty (including any Subcustodian) in such agency transaction to perform its obligations thereunder. The Custodian (a) shall transmit cash and Instructions to and from the currency broker or banking institution with which a foreign exchange contract or option has been executed pursuant hereto, (b) may make free outgoing payments of cash in the form of United States Dollars or foreign currency without receiving confirmation of a foreign exchange contract or option or confirmation that the countervalue currency completing the foreign exchange contract has been delivered or received or that the option has been delivered or received, and (c) shall hold all confirmations, certificates and other documents and agreements received by the Custodian and evidencing or relating to such foreign exchange transactions in safekeeping. The Trust accepts full responsibility for its use of third-party foreign exchange dealers and for execution of said foreign exchange contracts and options and understands that the Trust shall be responsible for any and all costs and interest charges which may be incurred by the Trust or the Custodian as a result of the failure or delay of third parties to deliver foreign exchange.

          7.4.2 FOREIGN EXCHANGE WITH THE CUSTODIAN AS PRINCIPAL. The Custodian may undertake foreign exchange transactions with the Trust as principal as the Custodian and the Trust may agree from time to time. In such event, the foreign exchange transaction will be performed in accordance with the particular agreement of the parties, or in the event a principal foreign exchange transaction is initiated by Instruction in the absence of specific agreement, such transaction will be performed in accordance with the usual commercial terms of the Custodian.

     7.5 DELAYS. If no event of Force Majeure shall have occurred and be continuing and in the event that a delay shall have been caused by the negligence or willful misconduct of the Custodian in carrying out an Instruction to credit or transfer cash, the Custodian shall be liable to the Trust: (a) with respect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected; and,
(b) with respect to Agency Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Subcustodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected. Except is set forth in Section 8.3, the Custodian shall not be liable for delays in carrying out such Instructions to transfer cash which are not due to the Custodian's own negligence or willful misconduct.

     7.6 ADVANCES. If, for any reason in the conduct of its safekeeping duties pursuant to Section 5 hereof or its administration of the Trust's assets pursuant to Section 6 hereof, the Custodian or any Subcustodian advances monies to facilitate settlement or otherwise for benefit of the Trust (whether or not any Principal or Agency Account shall be overdrawn either during, or at the end of, any Business Day), the Trust hereby does:

          7.6.1 acknowledge that the Trust shall have no right or title to any Investments purchased with such Advance save a right to receive such Investments upon: (a) the debit of the Principal or Agency Account; or, (b) if such debit would produce an overdraft in such account, other reimbursement of the associated Advance;

          7.6.2 grant to the Custodian a security interest in all Investments; and,

          7.6.3 agree that the Custodian may secure the resulting Advance by perfecting a security interest in all Investments under Applicable Law.

     Neither the Custodian nor any Subcustodian shall be obligated to advance monies to the Trust, and in the event that such Advance occurs, any transaction giving rise to an Advance shall be for the account and risk of the Trust and

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
shall not be deemed to be a transaction undertaken by the Custodian for its own account and risk. If such Advance shall have been made by a Subcustodian or any other person, the Custodian may assign the security interest and any other rights granted to the Custodian hereunder to such Subcustodian or other person. If the Trust shall fail to repay when due the principal balance of an Advance and accrued and unpaid interest thereon, the Custodian or its assignee, as the case may be, shall be entitled to utilize the available cash balance in any Agency or Principal Account and to dispose of any Property to the extent necessary to recover payment of all principal of, and interest on, such Advance in full. The Custodian may assign any rights it has hereunder to a Subcustodian or third party. Any security interest in Investments taken hereunder shall be treated as financial assets credited to securities accounts under Articles 8 and 9 of the Uniform Commercial Code as adopted in New York. Accordingly, the Custodian shall have the rights and benefits of a secured creditor that is a securities intermediary under such Articles 8 and 9.

     7.7 INTEGRATED ACCOUNT. Subject to Section 16 hereof, for purposes hereof, deposits maintained in all Principal Accounts (whether or not denominated in United States Dollars) shall collectively constitute a single and indivisible current account with respect to the Trust's obligations to the Custodian, or its assignee, and balances in such Principal Accounts shall be available for satisfaction of the Trust's obligations under this Section 7. The Custodian shall further have a right of offset against the balances in any Agency Account maintained hereunder to the extent that the aggregate of all Principal Accounts is overdrawn.

8. SUBCUSTODIANS AND SECURITIES DEPOSITORIES. Subject to the provisions hereinafter set forth in this Section 8, the Trust hereby authorizes the Custodian to utilize Securities Depositories to act on behalf of the Trust and to appoint from time to time and to utilize Subcustodians. With respect to securities and funds held by a Subcustodian, either directly or indirectly (including by a Securities Depository or Clearing Corporation), notwithstanding any provisions of this Agreement to the contrary, payment for securities purchased and delivery of securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form, in accordance with (a) governmental regulations, (b) rules of Securities Depositories and clearing agencies, (c) generally accepted trade practice in the applicable local market, (d) the terms and characteristics of the particular Investment, or (e) the terms of Instructions.

     8.1 DOMESTIC SUBCUSTODIANS AND SECURITIES DEPOSITORIES. The Custodian may deposit and/or maintain, either directly or through one or more agents appointed by the Custodian, Investments of the Trust in any Securities Depository in the United States, including The Depository Trust Company, The Participants Trust Company and the Federal Reserve Book-Entry System provided such Depository meets applicable requirements of the Federal Reserve Bank or of the Securities and Exchange Commission. With the prior approval of Fund which shall not be unreasonably withheld, Custodian may, appoint any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Trust as a Subcustodian for purposes of holding Investments of the Trust in the United States. Such appointment of domestic Subcustodians shall be subject to approval of the Trust in accordance with Section 8.2.1.

     8.2 FOREIGN SUBCUSTODIANS AND SECURITIES DEPOSITORIES. The Custodian may deposit and/or maintain Investments of the Trust for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary, (at the direction of the Trust) to effect the Trust's transactions in such Investments, in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an "eligible foreign custodian" under Rule 17f-5 promulgated under the 1940 Act, or any successor rule or regulation ("Rule 17f-5") or which by order of the Securities and Exchange Commission is exempted therefrom. Additionally, the Custodian may, at any time and from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an eligible foreign custodian under Rule 17f-5 or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Trust as a Subcustodian for purposes of holding Investments of the Trust (including foreign currencies) of the Trust for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary, (at the direction of the Trust) to effect the Trust's transactions in such Investments. Such appointment of foreign Subcustodians shall be subject to approval of the Trust in accordance with Subsections 8.2.1 and 8.2.2.

          8.2.1 BOARD APPROVAL OF SUBCUSTODIANS. Unless and except to the extent that review of certain matters concerning the appointment of Subcustodians shall have been delegated to the Custodian pursuant to Subsection 8.2.2, the Custodian shall, prior to the appointment of any Subcustodian for purposes of holding Investments of the Trust obtain written confirmation of the approval of the Board of Trustees of the Trust with respect to (a) the identity of a Subcustodian, (b) the country or countries in which, and the Securities Depositories, if any, through which, any proposed Subcustodian is authorized to hold Investments of the Trust, and (c) the Subcustodian agreement which shall govern such appointment. Each such duly approved country, Subcustodian and Securities Depository shall be listed on Appendix A attached hereto as the same may from time to time be amended.

          8.2.2 DELEGATION OF BOARD REVIEW OF SUBCUSTODIANS. From time to time, the Custodian may offer to perform, and the Trust may accept such offer to perform, that the Custodian perform certain reviews of Subcustodians and of Subcustodian contracts as delegate of the Trust's Board. In such event, the Custodian's duties and obligations with respect to this delegated review will be performed in accordance with the terms of SCHEDULE "1" (Foreign Custody Manager Delegation Agreement) of this Agreement/the separate delegation agreement between the Trust and the Custodian.

     8.3 RESPONSIBILITY FOR SUBCUSTODIANS. With respect to those Subcustodians listed on Appendix "A" hereto, the Custodian shall be liable to the Trust for any loss or damage to the Trust caused by or resulting from the acts omissions of any Subcustodian to the extent that such acts or omissions would be deemed to be negligence, gross negligence or willful misconduct in accordance with the terms of the relevant subcustodian agreement under the laws, circumstances and practices prevailing in the place where the act or omission occurred. In the countries indicated in Appendix "B" to this Agreement, the liability of the Custodian shall be subject to the additional condition that the Custodian actually recovers such loss or damage from the Subcustodian.

     8.4 NEW COUNTRIES. The Trust shall be responsible for informing the Custodian sufficiently in advance of a proposed Investment which is to be held in a country in which no Subcustodian is authorized to act in order that the Custodian shall, if it deems appropriate to do so, have sufficient time to establish a subcustodial arrangement in accordance herewith. In the event, however, the Custodian is unable to establish such arrangements prior to the time such Investment is to be acquired, the Custodian is authorized to designate at its discretion a local safekeeping agent, and the use of such local safekeeping agent with respect to such Investment shall be at the sole risk of the Trust, and accordingly the Custodian shall be responsible to the Trust for the actions of such agent if and only to the extent the Custodian shall have recovered from such agent for any damages caused the Trust by such agent.

9. RESPONSIBILITY OF THE CUSTODIAN. In performing its duties and obligations hereunder, the Custodian shall comply with all requirements of applicable law and shall use reasonable care under the facts and circumstances prevailing in the market where performance is effected. Subject to the specific provisions of this Section, the Custodian shall be liable for any direct damage incurred by the Trust in consequence of the Custodian's negligence, bad faith or willful misconduct. In no event shall the Custodian be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if the Custodian has been advised of the possibility of such damages. It is agreed that the Custodian shall have no duty to assess the risks inherent in the Trust's Investments or to provide investment advice with respect to such Investments and that the Trust as principal shall bear any risks attendant to particular Investments such as failure of counterparty or issuer.

     9.1 LIMITATIONS OF PERFORMANCE. The Custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not liable hereunder for any loss or damage in association with such failure to perform, for or in consequence of the following causes:

          9.1.1 FORCE MAJEURE. FORCE MAJEURE shall mean any circumstance or event which is beyond the reasonable control of the Custodian, a
     Subcustodian or any agent of the Custodian or a Subcustodian and which adversely affects the performance by the Custodian of its obligations hereunder, by the Subcustodian of its obligations under its Subcustody Agreement or by any other agent of the Custodian or the Subcustodian, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Sovereign Risk, (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Sovereign Risk, (h) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Sovereign Risk, or (i) any other cause similarly beyond the reasonable control of the Custodian.

          9.1.2 COUNTRY RISK. COUNTRY RISK shall mean, with respect to the acquisition, ownership, settlement or custody of Investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and market factors affecting the acquisition, payment for or ownership of Investments including (a) the prevalence of crime and corruption, (b) the inaccuracy or unreliability of business and financial information, (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such Investments are held and transactions in such Investment take place, (e) the acts, omissions and operation of any Securities Depository, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, and (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets.

          9.1.3 SOVEREIGN RISK. SOVEREIGN RISK shall mean, in respect of any jurisdiction, including the United States of America, where Investments are acquired or held hereunder or under a Subcustody Agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any Governmental Authority, (c) the confiscation, expropriation or nationalization of any Investment by any Governmental Authority, whether de facto or de jure, (iv) any devaluation or revaluation of the currency, (d) the imposition of taxes, levies or other charges affecting Investments,
     (vi) any change in the Applicable Law, or (e) any other economic or political risk incurred or experienced.

     9.2. LIMITATIONS ON LIABILITY. The Custodian shall not be liable for any loss, claim, damage or other liability arising from the following causes:

          9.2.1 FAILURE OF THIRD PARTIES. The failure of any third party including: (a) any issuer of Investments or book-entry or other agent of any issuer; (b) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; (c) failure of an Investment Advisor, Foreign Custody Manager or other agent of the Trust; or (d) failure of other third parties similarly beyond the control or choice of the Custodian.

          9.2.2 INFORMATION SOURCES. The Custodian may rely upon information received from issuers of Investments or agents of such issuers, information received from Subcustodians and from other commercially reasonable sources such as commercial data bases and the like, but shall not be responsible for specific inaccuracies in such information, provided that the Custodian has relied upon such information in good faith, or for the failure of any commercially reasonable information provider.

          9.2.3 RELIANCE ON INSTRUCTION. Action by the Custodian or the Subcustodian in accordance with an Instruction, even when such action conflicts with, or is contrary to any provision of, the Trust's declaration of trust or by-laws, Applicable Law, or actions by the trustees, or shareholders of the Trust.

          9.2.4 RESTRICTED SECURITIES. The limitations inherent in the rights, transferability or similar investment characteristics of a given Investment of the Trust.

10. INDEMNIFICATION. The Trust hereby indemnifies the Custodian and each Subcustodian, and their respective agents, nominees and their partners, employees, officers and directors, and agrees to hold each of them harmless from and against all claims and liabilities, including counsel fees and taxes, incurred or assessed against any of them in connection with the performance of this Agreement and any Instruction, provided that such performance was without negligence, bad faith or willful misconduct on the part of the Custodian or Subcustodian. If a Subcustodian or any other person indemnified under the preceding sentence, gives written notice of claim to the Custodian, the Custodian shall promptly give written notice to the Trust.

11. REPORTS AND RECORDS. The Custodian shall:

     11.1 create and maintain records relating to the performance of its obligations under this Agreement;

     11.2 make available to the Trust, its auditors, agents and employees, during regular business hours of the Custodian, upon reasonable request, all records maintained by the Custodian pursuant to Subsection 11.1 above, subject, however, to all reasonable security requirements of the Custodian then applicable to the records of its custody customers generally; and

     11.3 make available to the Trust all electronic reports; it being understood that the Custodian shall not be liable hereunder for the inaccuracy or incompleteness thereof or for errors in any information included therein.

     The Trust shall examine all records, howsoever produced or transmitted, promptly upon receipt thereof and notify the Custodian promptly of any discrepancy or error therein. Unless the Trust delivers written notice of any such discrepancy or error within 60 days after its receipt thereof, such records shall be deemed to be true and accurate. It is understood that the Custodian now obtains and will in the future obtain information on the value of assets from outside sources which may be utilized in certain reports made available to the Trust. The Custodian deems such sources to be reliable but it is acknowledged and agreed that the Custodian does not verify nor represent nor warrant as to the accuracy or completeness of such information and accordingly shall be without liability in selecting and using such sources and furnishing such information, provided such sources are selected and information is utilized with reasonable care.

     The books and records pertaining to the Trust and each designated series or portfolio of the Trust, which are in the possession of the Custodian shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Custodian shall, send copies of statements of custodial activity to the Trust and to its record-keeping agent. Such statements shall include; statement of cash account(s) including transfers to and from such account(s), statements regarding receipt and delivery of securities and statements reflecting month end activity, such statements may also be available through BBH&Co.'s BIDS system.

     The Custodian shall enter into and shall maintain in effect, at no additional expense to the Trust, with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Custodian shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

12. MISCELLANEOUS.

     12.1 PROXIES, ETC. The Trust will promptly execute and deliver, upon request, such proxies, powers of attorney or other instruments as may be reasonably necessary or desirable for the Custodian to provide, or to cause any Subcustodian to provide, custody services to the Trust hereunder.

     12.2 ENTIRE AGREEMENT. Except as specifically provided herein, this Agreement constitutes the entire agreement between the Trust and the Custodian with respect to the subject matter hereof. Accordingly, this Agreement supersedes any custody agreement or other oral or written agreements heretofore in effect between the Trust and the Custodian with respect to the custody of the Trust's Investments.

     12.3 WAIVER AND AMENDMENT. No provision of this Agreement may be waived, amended or modified, and no addendum to this Agreement shall be or become effective, or be waived, amended or modified, except by an instrument in writing executed by the party against which enforcement of such waiver, amendment or modification is sought; provided, however, that an Instruction, whether or not such Instruction shall constitute a waiver, amendment or modification for purposes hereof, shall be deemed to have been accepted by the Custodian when it commences actions pursuant thereto or in accordance therewith.

     12.4 GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE LAWS OF CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO

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
IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN WITH RESPECT TO MATTERS RESULTING FROM THIS AGREEMENT.

     12.5 NOTICES. Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier or (d) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

     IF TO THE TRUST:

     Pilgrim  Global  Income  Fund
     40 North Central Avenue, Suite 1200
     Phoenix, AZ 85004

     IF TO THE CUSTODIAN:

     Brown Brothers Harriman & Co.
     40 Water Street
     Boston, Massachusetts 02109
          Attn: Manager, Securities Department
          Telephone: (617) 772-1818
          Facsimile: (617) 772-2263,

     or such other address as the Trust or the Custodian may from time to time designate in writing to the other.

     12.6 HEADINGS. Paragraph headings included herein are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

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
     12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by the Trust and the Custodian.

     12.8 CONFIDENTIALITY. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any bank examiner of the Custodian or any Subcustodian, any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

13. DEFINITIONS. For the purpose of this Agreement, the following defined terms will have the respective meanings set forth below.

     13.1 ADVANCE shall mean any extension of credit by or through the Custodian or by or through any Subcustodian and shall include amounts paid to third parties for account of the Trust or in discharge of any expense, tax or other item payable by the Trust.

     13.2 AGENCY ACCOUNT shall mean any deposit account opened on the books of a Subcustodian or other banking institution in accordance with Section 7.1.

     13.3 AGENT  shall have the  meaning set forth in the last system of Section
6.

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     13.4 APPLICABLE LAW shall mean with respect to each  jurisdiction,  all (a)
laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations licenses and permits; and (c) judgments, decrees,
injunctions  writs,   orders  and  similar  actions  by  a  court  of  competent jurisdiction; compliance with which is required or customarily observed in such jurisdiction.

     13.5 AUTHORIZED PERSON shall mean any person or entity authorized to give Instructions on behalf of the Trust in accordance with Section 4.1.

     13.6 BOOK-ENTRY AGENT shall mean an entity acting as agent for the issuer of Investments for purposes of recording ownership or similar entitlement to Investments, including without limitation a transfer agent or registrar.

     13.7 CLEARING  CORPORATION shall mean any entity or system  established for
purposes  of  providing  securities   settlement  and  movement  and  associated
functions for a given market.

     13.8 DELEGATION AGREEMENT shall mean any separate agreement entered into between the Custodian and the Trust or its authorized representative with respect to certain matters concerning the appointment and administration of Subcustodians delegated to the Custodian pursuant to Rule 17f-5.

     13.9 FOREIGN CUSTODY MANAGER shall mean the Trust's foreign custody manager appointed pursuant to Rule 17f-5.

     13.10 FUNDS TRANSFER SERVICES AGREEMENT shall mean any separate agreement entered into between the Custodian and the Trust or its authorized representative with respect to certain matters concerning the processing of payment orders from Principal Accounts of the Trust.

     13.11    INSTRUCTION(S) shall have the meaning assigned in Section 4.

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
     13.12 INVESTMENT ADVISOR shall mean any person or entity who is an Authorized Person to give Instructions with respect to the investment and reinvestment of the Trust's Investments.

     13.13 INVESTMENTS shall mean any investment asset of the Trust, including without limitation securities, bonds, notes, and debentures as well as receivables, derivatives, contractual rights or entitlements and other intangible assets.

     13.14  MARGIN  ACCOUNT  shall have the  meaning  set forth in  Section  6.4 hereof.

     13.15 PRINCIPAL ACCOUNT shall mean deposit accounts of the Trust carried on the books of BBH&Co. as principal in accordance with Section 7.

     13.16 SAFEKEEPING ACCOUNT shall mean an account established on the books of the Custodian or any Subcustodian for purposes of segregating the interests of the Trust (or clients of the Custodian or Subcustodian) from the assets of the Custodian or any Subcustodian.

     13.17 SECURITIES DEPOSITORY shall mean a central or book entry system or agency established under Applicable Law for purposes of recording the ownership and/or entitlement to investment securities for a given market.

     13.18 SUBCUSTODIAN shall mean each foreign bank appointed by the Custodian pursuant to Section 8, but shall not include Securities Depositories.

     13.19 TRI-PARTY AGREEMENT shall have the meaning set forth in Section 6.4 hereof.

     13.20 1940 ACT shall mean the Investment Company Act of 1940, as amended.

14. COMPENSATION. The Trust agrees to pay to the Custodian (a) a fee in an amount set forth in the fee letter between the Trust and the Custodian in effect on the date hereof or as amended from time to time, and (b) all reasonable out-of-pocket expenses incurred by the Custodian, including the fees and expenses of all Subcustodians, and payable from time to time. Amounts payable by the Trust under and pursuant to this Section 14 shall be payable by wire transfer to the Custodian at BBH&Co. in New York, New York.

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15. TERMINATION.  This Agreement may be terminated by either party in accordance with the provisions of this Section. The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto prior to termination of this Agreement shall survive any termination of this Agreement.

     15.1 NOTICE AND EFFECT. This Agreement may be terminated by either party by written notice effective no sooner than seventy-five days following the date that notice to such effect shall be delivered to other party at its address set forth in paragraph 12.5 hereof.

     15.2 SUCCESSOR CUSTODIAN. In the event of the appointment of a successor custodian, it is agreed that the Investments of the Trust held by the Custodian or any Subcustodian shall be delivered to the successor custodian in accordance with reasonable Instructions. The Custodian agrees to cooperate with the Trust in the execution of documents and performance of other actions necessary or desirable in order to facilitate the succession of the new custodian. If no successor custodian shall be appointed, the Custodian shall in like manner transfer the Trust's Investments in accordance with Instructions.

     15.3 DELAYED SUCCESSION. If no Instruction has been given as of the effective date of termination, Custodian may at any time on or after such termination date and upon ten days written notice to the Trust either (a) deliver the Investments of the Trust held hereunder to the Trust at the address designated for receipt of notices hereunder; or (b) deliver any investments held hereunder to a bank or trust company having a capitalization of $2 million United States Dollars or equivalent and operating under the Applicable law of the jurisdiction where such Investments are located and qualified to act as a Custodian or Subcustodian of the Trusts' Investments under the 1940 Act, such delivery to be at the risk of the Trust. In the event that Investments or moneys of the Trust remain in the custody of the Custodian or its Subcustodians after the date of termination owing to the failure of the Trust to issue Instructions with respect to their disposition or owing to the fact that such disposition could not be accomplished in accordance with such Instructions despite diligent efforts of the Custodian, the Custodian shall be entitled to compensation for its services with respect to such Investments and moneys during such period as the Custodian or its Subcustodians retain possession of such items and the provisions of this Agreement shall remain in full force and effect until disposition in accordance with this Section is accomplished.

16. LIMITATIONS ON LIABILITY. Pursuant to the Trust's Declaration of Trust, no trustee, officer, employee or agent of the Trust shall be subject to any personal liability whatsoever, in his or her official or individual capacity, to any person, including the Custodian or any Subcustodian, other than to the Trust or its shareholders, in connection with Fund property or the affairs of the Trust, save only that arising from his or her bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duty to such person; and all persons shall look solely to the Trust property for satisfaction of claims of any nature against a trustee, officer, employee or agent of the Trust arising in connection with the affairs of the Trust. Moreover, notwithstanding any other provision of this Agreement to the contrary, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a designated series or Portfolio of the Trust shall be enforceable against the assets and property of such series or Portfolio only, and not against the assets and property of any other series or Portfolio.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.


     PILGRIM GLOBAL INCOME FUND


     /s/ Michael J. Roland
     -------------------------------
     By: Michael J. Roland
         Senior Vice President



     BROWN  BROTHERS  HARRIMAN & CO.


     --------------------------------
     By:
     Title:

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